PIMCO SERVICES AGREEMENT

FOR ADMINISTRATIVE CLASS SHARES

OF PIMCO VARIABLE INSURANCE TRUST AND

PIMCO EQUITY SERIES VIT

The terms and conditions of this Services Agreement between Pacific Investment Management Company LLC (“PIMCO”) and ______________________ (the “Company”) are effective as of ___________, 20__.

WHEREAS, the Company, PIMCO Investments LLC, PIMCO Variable Insurance Trust (“PVIT”) and PIMCO Equity Series VIT (“PESVIT”) (each of PVIT and PESVIT is referred to individually as a “Trust” and together as the “Trusts”) have entered into a Fund Participation Agreement dated ___________, as may be amended from time to time (the “Participation Agreement”), pursuant to which the Company, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases Administrative Class shares (“Shares”) of certain Portfolios of the Trusts (“Portfolios”) to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account’s investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Trusts and their Portfolios from time to time, answer questions concerning the Trusts and their Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios, and provide services with respect to investments in the Portfolios; and

WHEREAS, PIMCO wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trusts to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the fee agreement between PIMCO and the Company.

NOW, THEREFORE, in consideration of their mutual promises, the Company and PIMCO agree as follows:

1.  Services. The Company and/or its affiliates agree to provide services (“Services”) to owners of Variable Contracts, which may include but are not necessarily limited to: teleservicing support in connection with the Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners’ votes in the event of a Trust shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the applicable Trust or PIMCO as may be reasonably requested; provision of support services, including providing information about the Trusts and their Portfolios and answering questions concerning the Trusts and their Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time. Company shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements.

2.  Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a fee at an annual rate equal to ten (10) basis points (0.10%) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each calendar day during the calendar month, and dividing by the total number of calendar days during such month. PIMCO shall calculate and pay (or cause the Fund to pay) such compensation payable with respect to the Shares, if any, within 30 days of the end of the applicable quarter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company. After the end of each quarter, the Company shall prepare and deliver an invoice, along with supporting data, including but not limited to sales, assets and any exclusions set forth in this Agreement sufficient to substantiate the amounts invoiced for applicable funds and share classes, to PIMCO for the applicable portion of the fees due hereunder computed on the basis set forth above, and PIMCO shall pay such invoiced amount, unless disputed in good faith, within 60 days following the receipt of the invoice. If an invoice is not received by PIMCO within six (6) months after the end of a quarter, the fees otherwise due and owing pursuant to this Supplement for such quarter shall be deemed forfeited and no longer due and owing. Invoices shall be sent to:

Pacific Investment Management Company LLC

Attn: Intermediary Payments

P.O. Box 7530

Newport Beach, CA 92658

If by email:  Intermediary.Invoices@pimco.com

3.  Compliance with Laws. The Company agrees that:

(a)  in performing its duties under this Services Agreement, the Company will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974; and

(b)  the arrangements provided for in this Services Agreement, including the compensation arrangements provided for in this Services Agreement, will be timely disclosed, to the extent necessary or appropriate, to Variable Contract owners.

4.  Anti-Money Laundering.

(a) Company represents and warrants that it has developed, implemented, and agrees to maintain an anti-money laundering program, including a customer due diligence program, reasonably designed to comply with all applicable anti-money laundering laws, including but not limited to the Bank Secrecy Act of 1970 (“BSA”), as amended by the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), and the Money Laundering Control Act of 1986, each as amended from time to time, and any rules adopted thereunder by the Financial Crimes Enforcement Network, and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Company conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). Company further represents and warrants that its anti-money laundering program includes written policies, a designated anti-money laundering compliance officer, ongoing training for employees, an independent audit to test the implementation of the program, a customer identification program, and risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to: (i) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile; and (ii) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information. Company further represents and warrants that: (i) its anti-money laundering program shall be applied to its customers that purchase Shares of a Fund, consistent with its written procedures; (ii) it will cooperate with PIMCO and deliver information reasonably requested by PIMCO concerning shareholders that purchased Shares of the Fund sold by Company necessary for PIMCO or the Fund to comply with the BSA; (iii) it will notify PIMCO, in writing, if it is found, by its compliance officer, an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or its anti-money laundering program; and (iv) Company will promptly notify PIMCO or a Fund if Company concludes that any shareholder has engaged in illegal or other conduct that warrants remedial account actions, such as freezing or closure of the shareholder’s account with Company, and Company will thereafter cooperate in good faith to provide such information as PIMCO requires to satisfy its own anti-money laundering obligations. To help the government fight the funding of terrorism and money laundering activities, the USA PATRIOT Act requires certain financial institutions to obtain, verify, and record information that identifies each person who establishes a customer relationship. When an intermediary establishes a relationship with PIMCO, PIMCO may ask for the intermediary’s name, address, government identification number and other information and documents that will allow PIMCO to identify and verify the intermediary, in accordance with PIMCO’s obligations under the USA PATRIOT Act. Company agrees to provide such information upon PIMCO’s request.

(b)  Company represents and warrants that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Company represents and warrants that it has complied with Sanctions in all material respects and has policies, procedures, and internal controls which are reasonably designed to ensure compliance with Sanctions. Company and its officers, directors, employees and other representatives will not, in violation of Sanctions, engage in any activities that directly or indirectly involve any Person, country or territory that is subject to Sanctions. Company acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Company will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions. Company will promptly disclose to PIMCO or a Fund if Company becomes aware that any shareholder is subject to Sanctions or of any other activity related to this Agreement in breach of this provision, and PIMCO may terminate this Agreement with immediate effect in the event of such breach.

(c)  Company represents, warrants, and covenants that (i) it and its officers, directors, employees, agents and other representatives (together with Company, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Company shall promptly notify PIMCO if a Relevant Person becomes aware of any breach of this provision, and PIMCO may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

5.  Term. This Services Agreement shall remain in full force and effect for an initial term of one year and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically: (i) upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement or upon assignment of the Participation Agreement by either the Company or PIMCO; (ii) with respect to a Trust, upon the redemption of all Shares of such Trust held in the Separate Accounts; (iii) as to a Portfolio, upon termination of the investment advisory agreement between the applicable Trust, on behalf of such Portfolio, and PIMCO; and (iv) upon Company violating any anti-money laundering, Sanctions, or anti-bribery or corruption laws or engaging in any other unlawful conduct referenced in Section 4. Termination of this Services Agreement with respect to a Trust or Portfolio pursuant to section 5(ii) or (iii) above shall not result in termination with respect to the other Trust or Portfolios, as applicable.

6.  Amendment. This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing. In this regard, this Services Agreement may be amended by PIMCO (but not by the Company) at any time by mailing a copy of a written amendment to the Company. In the absence of written objection to such amendment, continued performance by the Company under this Services Agreement shall constitute Company’s consent to such written amendment.

7.  Business Continuity. Company shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. Company shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, Company shall advise PIMCO promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

8.  Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. A party hereto may request of another party, and the requested party shall provide as reasonable, copies of all the historical records relating to transactions contemplated herein, written communications regarding the Funds to or from owners of Variable Contracts, and other materials reasonably related to transactions contemplated herein. In addition, Company shall provide representatives of PIMCO and each Trust with reasonable access to its personnel and its records to: (i) enable them to monitor the quality of services being provided by Company pursuant to this Agreement and Company’s compliance with this Agreement and applicable law, rule and regulation and (ii) verify amounts payable or owed under this or any related Agreement. The parties shall cooperate in good faith in providing records to one another.

9.  Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, PIMCO or any Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Services Agreement.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:
Date:

[INSURANCE COMPANY]

By:
Title:
Date: